                                PROMISSORY NOTE
                                (Revolver Note)

$2,000,000.00                                           Oklahoma City, Oklahoma
                                                               January 20, 1999

        FOR VALUE RECEIVED, ERC INDUSTRIES, INC., a Delaware corporation (the "Maker"), promises to pay to the order of BANK ONE, OKLAHOMA, N.A. (the "Bank"), at the Bank's main Oklahoma City, Oklahoma, banking offices, the principal sum of TWO MILLION AND NO/100 DOLLARS ($2,000,000.00), or such amount thereof as has been advanced hereunder and remains unpaid on January 31, 2000, together with interest thereon from the date hereof on the unpaid balances of principal from time to time outstanding at the one month (30 days), two months (60 days), three months (90 days) or six months (180 days) funding period for the Libor-Rate ("Libor-Rate" being the London Interbank Offered Rates category of the "Money Rates" column published in The Wall Street Journal (Southwest Edition)) per annum plus seventy five basis points (75) for such applicable Libor-Rate funding period selected by Maker and payable in monthly installments of interest only due and payable on the last day of each calendar month, commencing February 28, 1999, with all accrued and unpaid interest on the unpaid balance of principal from time to time outstanding, and on any past due interest, due and payable at final maturity on January 31, 2000.

        The Maker may prepay all or any portion of the outstanding principal hereof at anytime, without premium or penalty, and may reborrow the amounts so prepaid before January 31, 2000. At any one time during the term of this Note, only one Libor-Rate funding period may be in effect and such applicable Libor-Rate, as selected by the Maker, shall continue in effect until expiration of such funding period.

        All parties now or hereafter liable for payment of the indebtedness evidenced by this Note waive presentment and diligence in collection and agree that without notice to, and without discharging the liability of any party, this Note may be extended or renewed from time to time and for any term or terms by agreement between the holder of this Note and any of such parties and all parties shall remain liable on each such extension or renewal.

        Unless otherwise agreed to in writing or as otherwise required by applicable law, all payments received by the Bank on this Note shall be applied to accrued and unpaid interest prior to the reduction of principal, and any remaining amount to unpaid collection costs, late charges and other charges; provided, however, upon default or delinquency, the Bank reserves the right to apply all prepayments and all payments among principal, interest, late charges, collection costs and other charges and expenses in such other and manner at its sole discretion.

        If the principal or any installment of interest due upon this Note is not paid within five (5) days after the same becomes due and payable (whether by extension, acceleration or otherwise), or any party now or hereafter liable (directly or indirectly) for payment of this Note makes an assignment for benefit of creditors, becomes insolvent, has an order for relief under the United States Bankruptcy Code, as amended, entered against it, or any receiver, trustee, custodian or like officer is appointed to take custody, possession or control of any property of any such party, the holder hereof may, without notice, declare all of the unpaid balance hereof to be immediately due and payable. After maturity, whether by acceleration, extension or otherwise, this Note (including principal, interest and late charges) to the extent permitted by applicable law (i) shall bear interest at a variable annual rate equal to Applicable Libor-Rate plus three percentage points (3%) per annum, and (ii) add unpaid accrued interest to principal and such sum will bear interest therefrom until paid at the Default Rate, but in no event in excess of the maximum permitted by applicable law.

        This Note is effective immediately upon execution. Maker hereby waives and releases any claim that the delivery or effectiveness of this Note is conditioned in any way. This Note is executed and delivered to the order of the Bank in Oklahoma City, Oklahoma, and shall be governed by and construed in accordance with the laws of the State of Oklahoma.

                                   ERC INDUSTRIES, INC.


                               By: _______________________________
                                  James Klima, Chief Operating Financial Officer

                                                   "Maker"

Maturity: January 31, 2000

                                     - 2 -